Exhibit 14

Code of Business Conduct and Ethics

South Texas Oil Company

Code of Business Conduct for South Texas Oil Company and its subsidiaries

1.           Purpose

The South Texas Oil Company (the "Company") Code of Business Conduct and Ethics (the "Code") is a guide to ethical decision-making. While the standards in the Code are mainly based on laws to which we are all subject, in some cases they go beyond legal obligations. In this respect, the Code reflects the values that define the Company and the principle that we must strive to avoid any circumstances that may give rise to even an appearance of impropriety. The standards in this Code may be further explained or implemented through corporate policies or other compliance manuals, including those relating to specific areas of our business. This Code is available to all Company personnel in the corporate offices, and related memoranda and manuals are available from the Company’s Legal Counsel.

Each of us is personally responsible for making sure that our business decisions and actions comply at all times with this Code. Given the pace of changes in our industry, no set of standards should be considered the final word in all circumstances. When you have doubts about the application of a standard or where we have not addressed a situation that presents an ethical issue, you should seek guidance from your immediate supervisor or from the Company's Legal Counsel. In addition, each of us has a duty to report behavior on the part of others that appears to violate this Code or any other compliance policy or procedure of the Company.

All supervisory and management personnel, including all officers and directors of the Company, have a special responsibility to lead, according to the standards of this Code, in both words and action. Our supervisory and management personnel are also expected to adhere to and promote our "open door" policy. This means that they are available to anyone with ethical concerns, questions, or complaints. All concerns, questions, and complaints will be taken seriously and handled promptly, confidentially, and professionally. No retaliatory action will be taken against any employee for raising concerns, questions, or complaints in good faith.

The following standards of conduct will be enforced at all organizational levels. Anyone who violates them will be subject to prompt disciplinary action, up to and including dismissal.

2.           Covered Persons

This Code applies to all officers, directors, and employees of the Company, its affiliates, or of any contractor performing work for the Company.

Wherever we do business, we are required to comply with all applicable laws, rules and regulations. We are also responsible for complying with requirements of contracts that we have entered into with other parties, such as joint operating agreements, seismic and other intellectual property licenses, confidentiality agreements, leases, and other agreements. The standards in this Code must, of course, be interpreted in light of applicable law and industry practices in the areas where we operate as well as good common sense. Any suspected or actual violation of any applicable law, rule, or regulation or our contractual undertakings should be reported immediately to your immediate supervisor or to the Company’s Legal Counsel.

3.           Conflicts of Interest

A conflict of interest occurs whenever our private interests interfere with the interests of the Company as a whole. In order for the Company to carry out its business effectively, it must be assured of the loyalty of each of its officers, directors and employees. We must therefore refrain from entering into relationships that might impair our judgment as to what is best for the Company. Even relationships that give the appearance of a conflict of interest should be avoided. You cannot avoid these standards by acting through someone else, such as a friend or family member.

There are many different ways in which conflicts of interest arise. For example, personal financial interests, obligations to another company or governmental entity, or the desire to help a relative or friend through a transaction or a business relationship with the Company are all factors that might divide our loyalties and therefore create conflicts of interests. To clarify what we mean, we have set out below our policies about the most common types of conflict of interest.

If you believe it is not possible to avoid a conflict of interest, you must bring this to the attention of, and make full written disclosure of the surrounding circumstances to, your immediate supervisor, who should in appropriate circumstances bring it to the attention of the Company's Legal Counsel. If your immediate supervisor is unavailable, you should bring the matter to the attention of the Company’s Legal Counsel.

A. Outside Employment and Directorships

Executive officers and members of the Board of Directors (the "Board") of the Company may not work for or receive compensation for services from any competitor, customer, distributor, or supplier of the Company, without the approval of the Board or the Company’s legal counsel. In addition, executive officers and members of the Board may not serve on the board of directors of another company or of a governmental agency without the advance approval of the Board.

Most of these situations are likely to present conflicts of interest. Even where approval is granted, you must take appropriate steps to separate Company and non-Company activities. The Company’s Legal Counsel will assist you in determining what steps are appropriate.

B. Investments

You or any member of your immediate family (your spouse or your children living with you) may not have financial interests in any competitor, customer, distributor or supplier where this would influence, or appear to influence, their actions on behalf of the Company. Generally speaking, mere ownership of the common stock of a public company constituting less than 5.0% of the outstanding common stock of a publicly trading would not constitute a conflict of interest in the absence of special circumstances where such investment could present the appearance of a potential conflict of interest or could make you susceptible to potential influence on actions you might otherwise perform for the Company. If there is any doubt about how an investment might be perceived, you should discuss such potential investment in advance with your immediate supervisor or the Legal Counsel.

C. Using the Company's Time and Assets for Personal Benefit

You may not, directly or indirectly, perform non-Company work or solicit that work on the Company's premises or while working on the Company's time, including any paid leave you are granted by the Company. Also, you are not permitted to use Company assets (including equipment, telephones, materials, resources or proprietary information) for any outside work.

D. Loans to Employees

Loans to, and guarantees of obligations of, employees, officers or directors incurred for personal reasons can also present conflicts of interest. Company loans are prohibited by law in the case of the Company's officers and directors.

E. Acceptance of Gifts and Entertainment

The acceptance of gifts and entertainment by you or members of your family may present a conflict of interest. While you are permitted to accept reasonable gifts of nominal value, such as unsolicited promotional items or holiday gifts, you are prohibited from accepting or soliciting anything that might reasonably be deemed to affect, or appear to affect, your judgment, or that is accompanied by any express or implied understanding that you are in any way obligated do to something in exchange for the gift. Similarly, you may accept business meals or entertainment, but only if and to the extent such acceptance is reasonable in the context of the business at hand and as it facilitates the Company's business interests. You are strictly prohibited from soliciting gifts, gratuities or business courtesies for yourself or for the benefit of any family member or friend.

F. Family Members and Close Personal Relationships

The Company's standards of conduct are not intended to intrude on our personal lives. Situations may arise, however, where our relationships with family members and friends create conflicts of interest. Generally, you are prohibited from being in the position of supervising, reviewing, or having any influence on the job evaluation or salary of your relatives or friends. If you have family members or friends that work for businesses seeking to provide goods or services to the Company, you may not use your personal influence to affect negotiations with respect to a proposed or potential transaction and, if you are an officer or director of the Company, you must notify the Company’s Legal Counsel, who will review the proposed transaction and notify the Audit Committee of the Company’s Board of Directors for review and action as the Board sees fit, including, if necessary, approval or rejection by the Company’s Board of Directors. If you have relatives or friends that work for competitors, you should bring this fact to the attention of your immediate supervisor and discuss any difficulties that might arise and appropriate steps to minimize any potential conflict of interest.

G. Public Service

We encourage you to be active in the political and civic life of your community, including charitable or educational activities. When making any public communication in the course of such charitable or educational activities, you should clarify that your views are yours individually and are not being expressed as an employee of the Company. Your participation in or service to the community may also at times place you in a situation in which a conflict of interest with the Company could arise. This could occur, for example, where the community is engaged in negotiations with the Company for goods or services or with respect to some other matter. The law may require or permit you to abstain from any decisions where these circumstances exist, depending on your position within the Company and other factors. Before participating in such a decision, you should seek advice from the Company’s Legal Counsel and you should in any event make it clear to the responsible persons that you are an employee of the Company. If you do abstain, you should make it clear that your action is taken to avoid a potential conflict of interest or the appearance of a potential conflict of interests. You may not engage in any type of solicitation or other business activities not relating to the business of the Company on Company premises without the approval of your immediate supervisor.

You may not make any political contribution in your role as a representative of the Company. You must also avoid lobbying activities or even the appearance of lobbying any governmental body or public official as a representative of the Company, without the prior express approval of the Company’s Legal Counsel.

H. Corporate Opportunities

You may not appropriate to yourself, or to any other person or organization, the benefit of any business venture, opportunity, or potential opportunity that you learn about in the course of your employment and that is in the Company's line of business without first obtaining the Company's consent. It is never permissible for you to compete against the Company, either directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

4.           Electronic Media and Software

All electronic media and communications systems, such as voice mail, e-mail, commercial software and access to the Internet through Microsoft Internet Explorer or any other Internet service providers, are the property of the Company. Communications on these systems are not private communications, but rather are business records that may be monitored by the Company or subpoenaed by a court of law, and you should have no privacy expectations with respect to communications sent over these systems.

These systems should not be used to knowingly, recklessly or maliciously post, store, transmit, download or distribute any threatening, abusive, libelous, defamatory or obscene materials of any kind constituting a criminal offense, giving rise to civil liability, or otherwise violating any laws.

The Company's policy against sexual harassment and discrimination applies fully to the use of e-mail and other electronic media by you.

5.           Shareholder and Media Relations

We will provide accurate, appropriate and timely material information to the public, including our shareholders and the media, to keep them informed of matters which affect our organization. To assure consistency and accuracy in these communications and to prevent the inadvertent disclosure of confidential information, you should not give statements to shareholders or the media without first securing the permission of the Company’s CEO or President.  If you are contacted by a shareholder, the request should be immediately forwarded to the Company's CEO or President. If you are contacted by the media, the request should be forwarded to the CEO President or, if regarding a legal matter, the Company's Legal Counsel.

6.           Securities Laws and Insider Trading

In the course of your duties, you may be exposed to information about the Company or other companies that is not available to the general public. The use of such non-public or "inside" information for securities trading purposes is strictly forbidden, whether by you, by any of your family members, or by any other person to whom you may have communicated the information. Such use of "inside" information is not only unethical, but also illegal and could expose you to civil and criminal penalties. U.S. law prohibits anyone who possesses "material" non-public information about a company to trade in its stock or other securities. "Material" information is usually defined as any information that might influence a reasonable investor to buy, sell, or hold stock.  Common examples include financial results, financial forecasts, possible mergers, acquisitions or divestitures, significant product developments, and major changes in business direction. U.S. law also prohibits anyone who possesses material, non-public information from using it to tip anyone else who might trade on it.

Violation of the law may result in civil and criminal penalties, including fines or jail sentences. If you are uncertain about the legal rules governing purchases and sales of securities you wish to make, you should review the Company's "Securities Trading Policy" and, if questions persist, consult the Company’s Legal Counsel before trading. If you engage in insider trading you will be subject to prompt disciplinary action, up to and including dismissal.

7.           Confidential and Proprietary Information

Information is a valuable asset. Each of us has a duty to safeguard confidential and proprietary information about the Company and information that our suppliers and customers have entrusted to us. Generally speaking, confidential and proprietary information is information that has not been disclosed to the general public or that gives our business an advantage over our competitors or could expose us to harm or liability if released prematurely or inappropriately. Common examples include trademarks and trade secrets, as well as financial information, corporate strategy and information about relationships with our customers and suppliers. If you are unsure about whether information should be treated as confidential or proprietary, you must consult with your immediate supervisor or the Legal Counsel.

You must remain conscious at all times of your duty to protect confidential and proprietary information. For example, confidential and proprietary information should never be discussed in public places such as elevators, airplanes or restaurants. In no event should confidential or proprietary information be disclosed to third parties, including family members, without the express written consent of the Company’s Legal Counsel, unless this is otherwise legally required. The duty to preserve the Company's confidential and proprietary information is not limited to your period of employment, but continues even after you have left the Company.

8.           Avoidance of Unlawful Restraints of Competition

In the United States and in many states, there are laws that govern the ways in which the Company may compete. The purpose of these laws (sometimes known as "competition" or "antitrust" laws) is to prevent interference with a competitive market system. Under these laws, companies or individuals may not enter into formal or informal agreements with other companies or individuals, or engage in certain other activities, that unreasonably restrict competition. Illegal practices can include, among others, price fixing, allocating customers or territories, or unlawfully abusing a dominant market position.

In contact with competitors, you are generally prohibited from discussing competitively sensitive information, such as prices, pricing policies, contract terms, costs, inventories, marketing and product plans, market surveys, business plans, plans with respect to renovation or acquisition of property, and other proprietary or confidential information. Such discussions or any collaboration with a competitor about competitively sensitive matters can be illegal. Particular care should be taken when attending or participating in meetings of trade associations and similar industry organizations.

While certain discussions of some sensitive information may, under certain circumstances, be permissible, no such discussions with competitors should take place without prior approval of the Company’s Legal Counsel. You are required to report promptly to the Company’s Legal Counsel any instance in which a competitor has suggested that you collaborate with them.

9.           Protection and Proper Use of Company Assets and Property

The Company's success requires a commitment on the part of all of us to the proper allocation and use of its assets, tangible and intangible. For these purposes, the Company's assets include Company funds in cash, receivables, or any other form, equipment, contracts or agreements, supplies, real estate, tools, inventory, computer and information systems and equipment, computer software, computer data, customer lists, vehicles, records or reports, intellectual property or other sensitive or non-public information or materials, and telephone, voice mail or e-mail communications.  We have an affirmative duty to protect the Company's assets from loss, damage, misuse, theft or sabotage. We must also ensure the efficient use of the Company's assets. The Company's assets are to be used for business purposes only.  Management must approve any use of Company assets or services that is not solely for the Company's benefit.

10.           Accurate Books and Records

U.S. law requires the Company to make sure that its books and records accurately and fairly represent transactions and dispositions of our assets in reasonable detail. In all of our operations, it is a violation of Company policy, and illegal under certain circumstances, for any of us to cause our books and records to be inaccurate in any way. You must never create or participate in the creation of records that are misleading or artificial.  If you are asked to falsify the accounting records in any manner or are aware of falsification by anyone else in the Company, you should immediately notify your supervisor, the Company’s CEO or President, or the Company’s Legal Counsel. Senior financial officers of the Company will be required to certify that they will adhere to additional principles and responsibilities as outlined in the Code of Ethics for Senior Financial Officers.

You are expected to cooperate fully with our internal and independent auditors. In particular, the following requirements must be strictly respected by all of us:

A.           Access to Company Assets, Transactions on Management's Authorization

Access to Company assets is permitted only in accordance with senior management's general or specific authorization and transactions must be executed only in accordance with management's general or specific authorizations. Transactions involving the Company must be recorded to permit preparation of our financial statements in conformity with generally accepted accounting principles and related requirements and to maintain accountability for the Company's assets.

B.           Accurate Books

All Company books and records must be true and complete. False or misleading entries are strictly prohibited, and the Company will not condone any undisclosed liabilities or unrecorded bank accounts or assets established for any purpose.

C.           Proper Payments

You may not authorize payment of Company funds knowing that any part of the payment will be used for any purpose other than the purpose described in the documents supporting the payment.

D.           Appropriate Controls

Administrative and accounting controls must be implemented to provide reasonable assurance that the Company is in the compliance with the above requirements and that financial and other reports are accurately and reliably prepared, and fully and fairly disclose all required or otherwise material information.

E.           Report Noncompliance

You must immediately inform your supervisor or the Company’s Legal Counsel of any non compliance with respect to the matters set forth in this section.

11.           Complete, Accurate and Timely Disclosure

The Company is owned by the public and its shares are listed for trading on one or more exchanges. As a result, the Company is obligated to make various disclosures to the public.  The Company is committed to full compliance with all requirements applicable to its public disclosures. The Company has implemented disclosure controls and procedures to assure that its public disclosures are timely, compliant and otherwise full, fair, accurate and understandable.  All employees, officers and directors responsible for the preparation of the Company's public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and in compliance with the Company's disclosure controls and procedures.

12.           Discrimination or Harassment

The Company is committed to providing a work environment that is free from any form of discrimination on the basis of race, ethnicity, gender, creed, religion, age, disability or sexual preference. It is our policy to provide equal opportunity to all employees with regard to hiring, pay rates, training and development, promotions and other terms of employment. Employment decisions will comply with all applicable employment laws.

The Company will not tolerate harassment, including sexual harassment, in any form. This includes verbal or physical conduct that demeans or threatens any employee, creates a hostile work environment, unreasonably interferes with an individual's work performance, or otherwise adversely affects an individual's employment.

13.           Payments to Government Personnel

Practices that are considered acceptable in the commercial business environment, such as providing meals, transportation, entertainment or other things of value, may violate certain local, state, federal or foreign laws when we are dealing with governmental officials or agents. You must not give anything of value to governmental officials if this could be interpreted as an attempt to curry favor on behalf of the Company.  Consult the Company’s Legal Counsel if there is any uncertainty about permitted interactions with governmental agents.

The U.S. Foreign Corrupt Practices Act ("FCPA") generally prohibits giving money or anything of value to foreign government officials, foreign political parties or candidates for foreign political office for the purpose of influencing a foreign government in order to assist in obtaining or retaining business, or directing business to any person. This includes making any payments through intermediaries, such as sales representatives or consultants. Before making any payment or giving anything of value to a foreign official, employees should consult with the Company’s Legal Counsel. Violations of the FCPA can result in stiff civil and criminal penalties for both the Company and the individuals involved.

Commercial bribery of any nature is a violation of Company policy and is illegal under U.S. law. You are strictly prohibited from offering any form of bribe, kickback or inducement to any person, whether a private person or governmental official.

14.           Whistleblower Policy

No officer, director or employee of the Company may discharge, demote, suspend, threaten, harass or in any manner discriminate against an employee in the terms and conditions of employment because of any lawful act done by the employee to disclose information about fraudulent activity within the company or to cooperate with fraud-related investigations or legal proceedings conducted by the company enforcement agency, to any member or committee of congress or to any person with supervisory authority over the employee or the authority to investigate misconduct within the Company. Further, the Company will not retaliate against an officer, director or employee who participates in a proceeding concerning securities fraud.

15.           Charitable Contributions

We realize that there are many worthy organizations to which financial and non-financial contributions can be made by the Company. You are encouraged to support community and charitable organizations as individuals in order to improve your community. Our Company will consider and make financial contributions on a case-by-case basis to organizations which are in the communities where we have a facility. Preference is given to organizations related to education.

All requests for contributions must be submitted in writing. Upon receipt of a request on the soliciting organization's letterhead, the CEO or President of your operating company may approve contributions of up to $250.00.  The Company’s Board of Directors must authorize Contributions greater than $250.00.

16.           Waivers of the Code of Business Conduct and Ethics

Any request for a waiver of any standard in this Code may be granted only by the Company’s Board of Directors or the Company’s Legal Counsel. Only the Board or a designated committee of the Board may grant waivers involving any of the Company's executive officers or directors, and all waivers granted to executive officers and directors must be disclosed to the Company's shareholders. All personnel should be aware that the Company generally will not grant such waivers and will do so only when good cause is shown for doing so.

17.           Audits; Investigations; Disciplinary Action

The Company will conduct periodic audits of compliance with this Code. Allegations of potential wrongdoing will be investigated by the proper corporate or departmental personnel and, upon the advice of Company’s Legal Counsel, will be reported to the Company’s Board of Directors (or an appropriate committee thereof) and to the relevant authorities. Knowingly making false accusations of misconduct will be subject to disciplinary action. You are required to cooperate fully with any internal or external investigation. You must also maintain the confidentiality of any investigation and related documentation, unless specifically authorized by Company’s Legal Counsel to disclose such information.

Appropriate disciplinary penalties for violations of this Code may include counseling, reprimands, warnings, suspensions with or without pay, demotions, salary reductions, dismissals, and restitution.  Disciplinary action may also extend to a violator's supervisor insofar as the Company determines that the violation involved the participation of the supervisor or reflected the supervisor's lack of diligence in causing compliance with the Code.  Any person who takes any action whatsoever in retaliation against the employee who has in good faith raised any question or concern about compliance with this Code will be subject to serious sanctions, which may include dismissal for cause.

You are reminded that the Company's document retention policies strictly prohibit the destruction or alteration of documentation undertaken with the intent to obstruct any pending or threatened investigation or proceeding of any nature or in contemplation of a proceeding.

18.           Where to Turn for Advice

If you have questions about this Code, you should turn to your immediate supervisor in the first instance. The Company's "open door" policy gives you the freedom to approach any member of management with ethical questions or concerns without fear of retaliation. The Company has also established a whistleblower reporting procedure to enhance our commitment to conducting business ethically and to give you a confidential option to report your concerns.  If, for any reason, you do not feel comfortable speaking with your supervisor and would prefer to remain anonymous, you may call the Company’s Legal Counsel. All employee communications made in good faith will be treated promptly and professionally and without risk of retribution.

You also have the option to confidentially and anonymously submit any concerns regarding questionable accounting or auditing matters to a member of the Audit Committee of the Board. These concerns may be communicated through the Company’s Legal Counsel as outlined in the prior paragraph.